Exhibit 10.49

November 25, 2008

As in effect on March 7, 2007

Table of Contents

1.	Introduction	1

2.	Definitions	1

3.	Normal Retirement	3

4.	Early Retirement	3

5.	Non-Vested Termination of Employment	4

6.	Vested Termination	4

7.	Normal Form of Pension	4

8.	Optional Forms of Pension	4

9.	Death Before Benefits Payment	5

10.	Disability	6

11.	Forfeiture of Benefits	7

12.	Administration	10

13.	Non-Alienation of Benefits	10

14.	Conflicts or Inconsistencies	10

15.	Amendments	10

16.	General Provisions	10

1.	Introduction

1.1	The present document constitutes the Supplementary Pension Plan for Roger Brear, hereinafter called the “Supplementary Pension Plan”.

1.2	The purpose of the Supplementary Pension Plan is to provide Roger Brear with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base Plans and of the Prior Plan.

2.	Definitions

2.1	Accrued Basic Pension: at any date, fifty percent (50%) of the Best Average Earnings on such date.

2.2	Actuarial Equivalent: Actuarial Equivalent as defined under the Domtar U.S. Salaried Pension Plan (Exhibit C).

2.3	Base Plans: the Base U.S. Pension Plan and the Base U.S. Savings Plan.

2.4	Base U.S. Pension Plan: the Domtar U.S. Salaried Pension Plan (Exhibit C).

2.5	Base U.S. Savings Plan: the Domtar U.S. Salaried 401(k) Plan.

2.6	Best Average Earnings: the annualized average Earnings of the Senior Executive Employee during the forty-eight (48) full calendar months prior to the date of Separation from Service.

2.7	Board: the Board of Directors of Domtar Corporation.

2.8	Code: the U.S. Internal Revenue Code of 1986, as amended.

2.9	Company: means Domtar Corporation and any of its subsidiaries or affiliated companies, including without limitation, for purposes of Section 11, any organization whose employees are treated as employees of Domtar Corporation under section 414(b) or section 414(c) of the Code or which is treated as an “affiliate” of Domtar Corporation under Rule 144 in the General Rules and Regulations under the Securities Act of 1933, as amended.

2.10	Continuous Service: the total period of continuous service rendered by the Senior Executive Employee to the Company and to GP immediately prior to joining the Company.

Supplementary Pension Plan for Roger Brear As in effect on March 7, 2007	1

2.11	Earnings: base salary, annual incentive bonuses and any cash salary or annual incentive bonus which the Senior Executive Employee elects to defer, and excludes, severance payments of any kind, deferred compensation under any long-term incentive program, bonuses for purpose of offsetting taxation and any other incentive compensation provided that annual incentive bonuses shall be counted in the year(s) or partial year(s) with respect to which they are earned (rather than in the year of payment) and shall be prorated for partial years (if not already prorated to reflect partial year participation) included in the forty-eight (48) month averaging period, and provided, further, that any benefit with respect to the annual bonus amount for the calendar year in which the Separation from Service occurs will be adjusted as of [July 1] of the calendar year after the calendar year in which the Separation from Service occurs to reflect any such annual bonus amount for the calendar year in which the Separation from Service occurs, with any incremental pension benefit that would have been paid prior to such date had such annual bonus amount been included at the time benefit payments commenced to be accumulated and paid on [July 1] of the calendar year after the calendar year in which the Separation from Service occurs.

2.12	HR Committee: the Human Resources Committee of the Board.

2.13	Normal Retirement Date: with respect to a Senior Executive Employee, the first day of the month coinciding with or immediately following the Senior Executive Employee’s sixty-fifth (65th) birthday.

2.14	GP: Georgia-Pacific Corporation.

2.15	Original Spouse: the Senior Executive Employee’s lawful spouse on the date benefit payments are to commence in accordance with Section 7 without regard to any required six-month waiting period thereunder.

2.16	Prior Plan: the Georgia-Pacific Corporation Salaried Employees Retirement Plan, as may be amended or replaced from time to time.

2.17	Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.18	Senior Executive Employee: a member of the Management Committee of the Company who is a participant in the Base Plans and who has been permitted by the HR Committee to participate in this Supplementary Pension Plan. Effective from March 7, 2007, Roger Brear is the only Senior Executive Employee allowed to participate in this Supplementary Pension Plan. No other Senior Executive Employee will be allowed to join this Supplementary Pension Plan thereafter.

2.19	Separation from Service: occurs (or a Senior Executive Employee Separates from Service) when the Senior Executive Employee ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Senior Executive Employee’s death, retirement, or other termination of employment. Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with Section 409A.

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2.20	Surviving Spouse: the Senior Executive Employee’s lawful spouse on the date of his death prior to the date on which benefit payments are to commence.

3.	Normal Retirement

A Senior Executive Employee who Separates from Service, for a reason other than death, on or beyond his Normal Retirement Date shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) below:

(a)	his Accrued Basic Pension, determined on his retirement date;

(b)	any annuity payable to or on behalf of the Senior Executive Employee under the Base Plans and the Prior Plan. In the case of the Base U.S. Savings Plan any such annuity shall be calculated based on the sum of (x) the deemed contributions made by the Company and (y) the actual contributions attributable to GP, determined as follows:

(i)	the deemed contributions made by the Company to the Base U.S. Savings Plan shall be determined assuming the Senior Executive Employee has elected to contribute at the maximum rate allowed under such plan.

(ii)	actual contributions attributable to GP under the Base U.S. Savings Plan shall equal the amount of the actual contributions made by GP to the Senior Executive Employee’s account under the Georgia-Pacific Corporation Salaried 401(k) Plan and that were transferred to the Base U.S. Savings Plan on or about the date of commencement of the Senior Executive Employee’s employment with the Company.

All annuities to be calculated pursuant to this Section 3(b) shall be calculated assuming the Senior Executive Employee elects a Joint and Survivor 50% annuity as the payment method under the Base Plans and the Prior Plan.

4.	Early Retirement

A Senior Executive Employee who Separates from Service, for a reason other than death, before his Normal Retirement Date but on or after age 55 and after he has completed at least 15 years of Continuous Service, shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension determined as in Section 3 above, except that the Accrued Basic Pension determined in accordance with paragraph (a) of Section 3 shall be reduced by one third of one percent (1/3%) for each calendar month between his early retirement date and the date of his sixty-second (62nd) birthday.

Supplementary Pension Plan for Roger Brear As in effect on March 7, 2007	3

5.	Non-Vested Termination of Employment

A Senior Executive Employee who Separates from Service, for a reason other than death, before completing three (3) years of Continuous Service, is not entitled to any benefit under the Supplementary Pension Plan.

6.	Vested Termination

A Senior Executive Employee who Separates from Service, for a reason other than death, after completing three (3) years of Continuous Service but prior to becoming eligible for the early retirement benefit described in Section 4 shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension determined as in Section 3 above, payable from the first day of the month coinciding with or following his sixty-second (62nd) birthday, and multiplied by a fraction, the numerator of which shall equal the number of Senior Executive Employee’s completed years of Continuous Service at the date of his Separation from Employment or fifteen (15), whichever is less, and the denominator of which shall be fifteen (15).

7.	Normal Form of Pension

The normal form of pension payable under the Supplementary Pension Plan shall consist of monthly benefits payable in equal amounts starting on the first day of the month coinciding with or following the date of the Senior Executive Employee’s Separation from Service and on the first day of every subsequent month for the life of the Senior Executive Employee; provided, however that any such monthly payment that is subject to Section 409A and that would otherwise be payable within six months following the Senior Executive Employee’s Separation from Service shall be delayed and paid on the first day of the month following the six-month anniversary of the Senior Executive Employee’s Separation from Service to the extent necessary to comply with Section 409A. If the Senior Executive Employee is married at the time benefits commence (determined for this purpose without regard to any required six-month waiting period), upon the death of the Senior Executive Employee, a monthly payment equal to 50% of the monthly amount paid to the Senior Executive Employee will be paid to his surviving Original Spouse, if any, for her life.

8.	Optional Forms of Pension

(a)	The Senior Executive Employee may elect to receive the pension to which he is entitled in any of the optional forms of payment provided under the Base Plans that constitutes a “life annuity” within the meaning of U.S. Treas. Reg. 1.409A-2(b)(2)(ii). Any such election must be made prior to the date that any benefit is paid or provided under the Supplementary Pension Plan, and benefit payments pursuant to any such election must commence on the same date that the normal form of payment described in Section 7 would otherwise have commenced (taking into account any six-month delay required under Section 7).

Supplementary Pension Plan for Roger Brear As in effect on March 7, 2007	4

The optional forms of payment that may be elected by the Senior Executive Employee under the Base Plans are set forth in the Appendix to the Supplementary Pension Plan, which Appendix shall be updated from time to time as necessary to reflect any relevant changes to the Base Plans.

Payment of the pension due in accordance with this Section 8(a) shall be the Actuarial Equivalent of the pension to which the Senior Executive Employee would otherwise be entitled under the normal form of payment described in Section 7.

(b)	Alternatively, the Senior Executive Employee may prior to December 15, 2008 make an election to receive the pension to which he is entitled as a series of substantially equal monthly payments for a period of 120 months commencing on the same date that payment under the normal form of payment described in Section 7 would otherwise have commenced (without taking into account any six-month delay required under Section 7, with any payment that would have otherwise been paid during such six-month period delayed (if required) and paid as provided in Section 7), and which continue at the same level to the Senior Executive Employee’s Original Spouse (or, subject to the prior written consent of his spouse at the time such election is made, one or more other beneficiaries designated in writing by the Senior Executive Employee prior to the date on which benefit payments are scheduled to commence determined without regard to any six-month delay required under Section 7) if he dies prior to the completion of such 120-month period. Any such election must be delivered to the Company prior to the date that any benefit is to be paid or provided under the Supplementary Pension Plan (determined without regard to any six-month delay required under Section 7) and in any event prior to December 15, 2008, and shall be irrevocable. The benefit to be paid pursuant to any such election shall be the Actuarial Equivalent of the benefit to which the Senior Executive Employee would otherwise be entitled under Section 3, 4 or 6, as applicable. For the avoidance of doubt, upon delivery to the Company of any such election, Section 8(a) shall have no further force or effect.

9.	Death Before Benefits Payment

(a)	If a Senior Executive Employee dies before having completed one year of Continuous Service and prior to the date that payment of his pension benefits is scheduled to commence, determined in accordance with Sections 3, 4, 6, 7, and/or 8, as applicable and without regard to any six-month delay required thereunder, no benefit shall be payable nor due in accordance with the Supplementary Pension Plan.

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(b)	If a Senior Executive Employee dies after having completed one year of Continuous Service and prior to the date that payment of his pension benefits is scheduled to commence, determined in accordance with Sections 3, 4, 6, 7, and/or 8, as applicable and without regard to any six-month delay required thereunder, his Surviving Spouse shall receive a lifetime monthly pension commencing on the first day of the month following the Senior Executive Employee’s death in an amount equal to the amount determined in accordance with Section 3 multiplied by the percentage indicated in the following table:

Age at death	Percentage
64	50%
63	50%
62	50%
61	47%
60	44%
59	41%
58	38%
57	35%
56	32%
55	29%
54 and prior	25%

10.	Disability

A Senior Executive Employee who is considered disabled under the Base Plans, and who continues, on that basis, to accrue Credited Service and pension credits under the Domtar U.S. Salaried Pension Plan, shall continue to accrue Credited Service for the purposes of the Supplementary Pension Plan.

Benefits will only be paid from the Supplementary Pension Plan upon the Senior Executive Employee’s actual Separation from Service, as described in Sections 3, 4, 5, or 6, as applicable.

Supplementary Pension Plan for Roger Brear As in effect on March 7, 2007	6

11.	Forfeiture of Benefits

11.1	General Rule. The Senior Executive Employee and the Company agree that the Company shall have the right to forfeit all benefits otherwise payable under the Supplementary Pension Plan to or on behalf of the Senior Executive Employee if the Senior Executive Employee

(a)	competes with the Company within the meaning of Section 11.2;

(b)	discloses trade secrets or confidential information of the Company within the meaning of Section 11.3; or

(c)	solicits employees of the Company within the meaning of Section 11.4.

The Company’s rights under this Section 11 shall expire and shall have no further force or effect effective upon the occurrence of a Change in Control of the Company (as such term is defined in The Domtar Corporation 2007 Omnibus Incentive Plan or any successor to such plan).

11.2	Competition.

(a)	The Senior Executive Employee will be deemed to have competed with the Company within the meaning of this Section 11.2 if, during the three (3) year period commencing on the date of the Senior Executive Employee’s Separation from Service, the Senior Executive Employee directly or indirectly (whether as an owner, partner, stockholder, investor, officer, director, employee, agent, independent contractor, sales representative (if his or her responsibilities at the Company included sales), or consultant) carries on, is engaged in, concerned with or takes part in the performance of services for any “competitor of the Company” which are substantially the same as the services the Senior Executive Employee provided to the Company anywhere in the geographic area[s] where the Senior Executive Employee is performing such services for the Company as of the date of adoption of the Supplementary Pension Plan, which may, with the mutual consent of the parties, be specified on an Exhibit A attached to the Supplementary Pension Plan. If such an Exhibit A is appended to the Supplementary Pension Plan, the Company, with the Senior Executive Employee’s approval, may from time to time update the exhibit to reflect changes in the Senior Executive Employee’s responsibilities.

(b)

For purposes of this Section 11.2, the phrase “competitor of the Company” means an entity with offices in the United States or Canada which, when combined with its affiliates (i) has or, at any time in the two (2) year period before or after the date of the Senior Executive Employee’s Separation from Service, had at least U.S. $500,000,000 in annual sales and (ii) manufactures, sells, and/or markets products or services which compete with any products or services manufactured, sold and/or marketed

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by the Company while the Senior Executive Employee was employed by the Company and with respect to which the Company holds or, at any time in the two (2) year period before the date of the Senior Executive Employee’s Separation from Service, held at least 10% of the relevant market.

11.3	Trade Secrets or Confidential Information.

(a)	Trade Secrets. The Senior Executive Employee will be deemed to have disclosed trade secrets within the meaning of this Section 11.3 if during the term of the Senior Executive Employee’s employment with the Company, or thereafter, the Senior Executive Employee fails to hold in confidence for the benefit of the Company, or directly or indirectly uses or discloses, except as authorized by the Company in connection with the performance of the Senior Executive Employee’s duties and responsibilities for the Company, any “trade secret”, as defined hereinafter, that the Senior Executive Employee may have or acquire during the term of the Senior Executive Employee’s employment with the Company for so long as such information remains a trade secret. The term “trade secret” as used in the Supplementary Pension Plan means any “trade secret” as defined under applicable state law plus any information, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, proper means by other persons who can obtain economic value from its disclosure or use, and (2) is the subject of reasonable efforts by the Company, or the entity from which the information was received, to maintain its secrecy or confidentially.

(b)

Confidential Information. The Senior Executive Employee will be deemed to have disclosed confidential information within the meaning of this Section 11.3 if during the term of the Senior Executive Employee’s employment with the Company, or during the one (1) year period commencing on the date of the Senior Executive Employee’s Separation from Service, the Senior Executive Employee fails to hold in a confidence for the benefit of the Company, or directly or indirectly uses or discloses, except as authorized by the Company, in connection with the performance of the Senior Executive Employee’s duties and responsibilities for the Company any confidential information, as defined hereinafter, that the Senior Executive Employee may have or acquire (whether or not developed or compiled by the Senior Executive Employee and whether or not the Senior Executive Employee has been authorized to have access to such confidential or proprietary information) during the term of his employment with the Company. The term “confidential information” as used in the Supplementary Pension Plan means any secret, confidential or proprietary information of the

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Company, including information received by the Company, or the Senior Executive Employee from any customer or client or potential customer or client of the Company, not otherwise included in the definition of “trade secret” in Section 11.3(a), in each case except for information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the customer or client to which such information pertains.

11.4	Solicitation

(a)	Solicitation of Employees. The Senior Executive Employee will be deemed to have solicited employees of the Company within the meaning of this Section 11.4 if during the term of the Senior Executive Employee’s employment with the Company, or at any time during the two (2) year period commencing on the date of the Senior Executive Employee’s Separation from Service, the Senior Executive Employee solicits any employee of the Company with whom the Senior Executive Employee had material contact during the Senior Executive Employee’s employment to leave his or her employment with the Company for the purpose of competing with the Company for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer, director, or other member of any corporation, partnership, venture or other business entity.

(b)	Solicitation of Customers. The Senior Executive Employee will be deemed to have solicited customers of the Company within the meaning of this Section 11.4 if during the term of the Senior Executive Employee’s employment with the Company, or at any time during the two (2) year period commencing on the date the Senior Executive Employee Separates from Service, the Senior Executive Employee solicits any customer and/or client of the Company with whom the Senior Executive Employee had material business contact during the Senior Executive Employee’s employment for the purpose of competing with the Company or for the purpose of inducing such customer and/or client to do business with the Senior Executive Employee, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer, director, or other member of any corporation, partnership, venture, or other business entity.

11.5	Construction. The Senior Executive Employee acknowledges and agrees that, in light of the confidential and proprietary nature of the Senior Executive Employee’s duties and the fact that the Company competes throughout the United States and Canada, the protections set forth in this Section 11 are reasonable, fair and equitable in scope, terms and duration and are necessary to protect the legitimate business interests of the Company. If any portion or portions of this Section 11 is determined to be unenforceable as drafted, it is the intention of the Company and the Senior Executive Employee that, to the extent permitted by applicable law, the unenforceable portion or portions of this Section 11 shall be severed or restricted (as the case may be) and that, except as so severed or restricted, the terms of this Section 11 shall be enforced.

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12.	Administration

The HR Committee is responsible for the administration of the Supplementary Pension Plan, the supervision of its application and the interpretation of its provisions.

13.	Non-Alienation of Benefits

No benefit payable under the provisions of the Supplementary Pension Plan shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

14.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Supplementary Pension Plan and the provisions of the Base Plans, the provisions of the Supplementary Pension Plan shall prevail.

15.	Amendments

The Company reserves the right to amend or terminate the Supplementary Pension Plan at any time. Subject to Section 16.7, no amendment or termination shall adversely affect any benefits that have accrued up to the effective date of such change, based on Earnings, Continuous Service and Base Plans accrued benefits up to that date, which effective date shall not precede the date on which the change is communicated to the Senior Executive Employee.

16.	General Provisions

16.1	Currency

All amounts under the Supplementary Pension Plan shall be in U.S. currency.

16.2	Withholding and reporting

All payments under the Supplementary Pension Plan are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

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16.3	Interpretation

The Supplementary Pension Plan shall be interpreted, with respect to a Senior Executive Employee, in accordance with the laws of the same jurisdiction as applicable for purposes of the Senior Executive Employee’s employment agreement with the Company, which is in force at the relevant time, or in the absence of any such employment agreement, with the law of the State of South Carolina.

16.4	Entire Agreement

The Supplementary Pension Plan supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company and the Senior Executive Employee regarding any retirement benefits to be provided to the Senior Executive Employee in excess of those that may be payable in accordance with the provisions of the Base Plans and the Prior Plan.

16.5	Severability

Should any of the provisions of the Supplementary Pension Plan and/or conditions be illegal or not enforceable, it or they shall be considered severable and the Supplementary Pension Plan and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

16.6	Enurement

The Supplementary Pension Plan shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Senior Executive Employee.

16.7	Section 409A

Neither the Company nor any of its directors, officers or employees shall have any liability to the Senior Executive Employee in the event Section 409A applies to any benefit paid or provided pursuant to the Supplementary Pension Plan in a manner that results in adverse tax consequences for such the Senior Executive Employee or any of his beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under the Supplementary Pension Plan if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

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APPENDIX

Optional Forms of Payment Available under the Base Plans as of March 7, 2007

Domtar US Salaried Pension Plan (Exhibit C):

•	Level single annuity under Option A of Section 7.04(a)

•	Level joint and 50% or 100% survivor annuity under Option B of Section 7.04(a)

•	Period certain and life annuity under Option D of Section 7.04(a), excluding for purposes of the Supplementary Pension Plan the ability to make any commuted value lump-sum payments thereunder

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